UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities exchange act of 1934

Date of Report (Date of earliest event reported):  July 9, 2007

CENVEO, INC.
(Exact Name of Registrant as Specified in Charter)

Colorado	1-12551	84-1250533
(State of Incorporation)	(Commission	(IRS Employer
	File Number)	Identification No.)

One Canterbury Green, 201 Broad Street, Stamford, CT	06901
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 595−3000

Not Applicable
Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

[ ] Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

[ ] Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On July 9, 2007, Cenveo Corporation, a wholly-owned subsidiary of Cenveo, Inc. (“Cenveo”) acquired all of the outstanding capital stock of Madison/Graham ColorGraphics, Inc. (“ColorGraphics”).

On July 9, 2007, Cenveo Corporation amended its senior secured credit facilities with a syndicate of lenders (as amended, the “Amended Credit Facilities”).  Pursuant to the Amended Credit Facilities, Cenveo Corporation amended its term C loan facility to borrow an additional $100 million thereunder.  Proceeds from the amended term C loan facility together with available cash were used to fund the acquisition of ColorGraphics and to pay certain fees and expenses incurred in connection with the transaction.

In connection with the acquisition of ColorGraphics and the Amended Credit Facilities, Cenveo Corporation entered into a supplemental indenture, dated as of July 9, 2007, to the indenture dated as of February 4, 2004 among Cenveo Corporation, the guarantors named therein and U.S. Bank National Association, as trustee, pursuant to which the $320,000,000 aggregate principal amount of 7-7/8% Senior Subordinated Notes due 2013 of Cenveo Corporation were issued. This supplemental indenture provides for, among other things, the addition of ColorGraphics and its subsidiary as guarantors of these notes.

Also in connection with the acquisition of ColorGraphics and the Amended Credit Facilities, Cenveo Corporation entered into a supplemental indenture, dated as of July 9, 2007, to the indenture dated as of June 15, 2004, among Cenveo Corporation (as successor to Cadmus Communications Corporation), each of the guarantors named therein and U.S. Bank National Association (as successor trustee to Wachovia Bank, National Association), as trustee, pursuant to which the $125,000,000 aggregate principal amount of 8-3/8% Senior Subordinated Notes due 2014 of Cadmus Communications Corporation were issued (approximately $104 million in aggregate principal amount of these notes is currently outstanding). This supplemental indenture provides for, among other things, the addition of ColorGraphics and its subsidiary as guarantors of these notes.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 9, 2007, Cenveo appointed its Chief Financial Officer, Sean S. Sullivan, as President, Commercial and Packaging and appointed Mark Hiltwein as Executive Vice President and Chief Financial Officer.

Mr. Hiltwein, who is 43, had served as President of Smartshipper.com, Inc. an electronic third party logistics company, since August 2005.  From February 2002 through July 2005, he served as the Executive Vice President, Chief Financial Officer of Moore Wallace Inc. (now part of R.R. Donnelley), a commercial printing company.  From December 2000 through February 2002, Mr. Hiltwein served as Controller of Moore Corporation Limited, a predecessor of Moore Wallace Inc.  Mr. Hiltwein began his career at Mortenson and Associates, a regional Certified Public Accounting Firm in New Jersey, and later held a number of accounting positions including Chief Financial Officer with LP Thebault Company, a commercial printing company. He is a CPA and received his bachelor’s degree in Accounting from Kean University.

Cenveo has entered into an employment agreement with Mr. Hiltwein that provides for an annual base salary of $375,000 and an annual incentive bonus opportunity equal to 100% of base salary, which is payable on an “all or nothing” basis depending on the achievement of target goals.  If Mr. Hiltwein’s employment is terminated by Cenveo without “cause” or by Mr. Hiltwein for “good reason,” any equity awards he receives will become fully vested and he will be paid a lump sum pursuant to the employment agreement equal to the sum of one times his base salary in effect at the time of such termination and his target bonus opportunity for the year in which such termination occurs.  Mr. Hiltwein would also have the right to be reimbursed for “COBRA” coverage under Cenveo’s medical and dental plans for a period of up to 12 months following any such termination.  Mr. Hiltwein has agreed not to compete with Cenveo during the term of his employment and for 12 months thereafter.

Item 8.01	Other Events.

On July 9, 2007, Cenveo issued a press release announcing that it had completed the acquisition of ColorGraphics, appointed Mr. Sullivan as President, Commercial and Packaging and appointed Mr. Hiltwein as Executive Vice President and Chief Financial Officer. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c)           Exhibits.

Exhibit

Number                  Description

99.1	Press Release of Cenveo, Inc. dated July 9, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 13, 2007
CENVEO, INC.

By:	/s/ Timothy M. Davis
Timothy M. Davis
Senior Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit
Number                  Description

99.1	Press Release of Cenveo, Inc. dated July 9, 2007